UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SYMBOL TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SYMBOL TECHNOLOGIES, INC.
One Symbol Plaza
Holtsville, New York 11742-1300
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 9, 2005
To Our Stockholders:
      The Annual Meeting of Stockholders of Symbol Technologies, Inc., a Delaware corporation (“Symbol” or the “Company”), will be held at 10:00 A.M., local time, on May 9, 2005 at Symbol Technologies, Inc. World Headquarters, One Symbol Plaza, Holtsville, New York, for the purpose of considering and acting upon the following:

Proposal 1.	The election of six directors to the Board of Directors of Symbol;

Proposal 2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

Proposal 3.	The transaction of any other business that is properly brought before the meeting or any adjournments or postponements thereof.
      Stockholders of record at the close of business on March 28, 2005 are entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof. You may vote your shares by completing, signing, dating and returning the enclosed proxy card or by telephone or via the Internet. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote.

By Order of the Board of Directors,

PETER M. LIEB
Secretary

Dated: April 11, 2005
Holtsville, New York
      If you plan to attend the Annual Meeting in Person:
      Admission to the Annual Meeting will be on a first-come, first-served basis and an admission ticket and picture identification will be required to enter the meeting. If you are a Stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please retain the admission ticket and bring it with you to the meeting along with picture identification. Stockholders holding stock in a bank or brokerage account will find an admission ticket attached to the proxy card sent to you by your bank or broker. In the event you have not received an admission ticket or have misplaced it, you can obtain an admission ticket in advance by sending a written request to your bank or broker, or you may present yourself at the meeting along with such proof of ownership (such as a brokerage statement) as of the record date and picture identification. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

SYMBOL TECHNOLOGIES, INC.
One Symbol Plaza
Holtsville, New York 11742-1300
PROXY STATEMENT
       We are providing these proxy materials because the Board of Directors of Symbol Technologies, Inc. (“Symbol” or the “Company”) is soliciting your proxy to vote at Symbol’s Annual Meeting of Stockholders at 10:00 A.M., local time on May 9, 2005, at the Symbol Technologies, Inc. World Headquarters, One Symbol Plaza, Holtsville, New York, and at any adjournments or postponements of this meeting. This Proxy Statement contains information about the items being voted on at the 2005 Annual Meeting and information about Symbol. Commencing on or about April 15, 2005, copies of this Proxy Statement and the proxy card, together with a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, are being mailed to Stockholders.
QUESTIONS AND ANSWERS

Who is entitled to vote?
      Stockholders who own Symbol common stock (NYSE: SBL), par value $.01 per share (the “Common Stock”), as of the close of business on March 28, 2005 will be entitled to vote at the Annual Meeting. On that date there were 242,704,159 shares of Common Stock outstanding and entitled to vote. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote?
      Symbol is offering you four methods of voting:

•	You may indicate your vote on the enclosed proxy card, sign and date the card and return the card in the enclosed prepaid envelope;

•	You may vote by telephone by calling the toll free number that appears on the enclosed proxy card and following the instructions given;

•	You may vote via the Internet. Internet voting instructions are provided on the enclosed proxy card; or

•	You may attend the meeting and vote in person.
      All shares entitled to vote and represented by a properly completed and executed proxy received before the meeting and not revoked will be voted at the meeting as you instruct in such proxy. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as the Board of Directors recommends.

What do I need to know in order to attend the 2005 Annual Meeting?
      You are cordially invited to attend the 2005 Annual Meeting, which will begin at 10:00 A.M., local time, on May 9, 2005. The meeting will be held at the Symbol Technologies, Inc. World Headquarters, One Symbol Plaza, Holtsville, New York 11742. Stockholders will be admitted beginning at 9:00 A.M., local time. The location is accessible to handicapped persons.
      You will need an admission ticket to enter the meeting. Admission to the 2005 Annual Meeting will be on a first-come, first-served basis and an admission ticket and picture identification will be required to enter the meeting. If you are a Stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please retain the admission ticket and bring it with you to the meeting along with picture identification. Stockholders holding stock in a bank or brokerage account will find an admission ticket attached to the proxy card sent to you by your bank or broker. In the event you have not received an admission ticket, you can obtain an admission ticket in advance by sending a written request to your bank or broker, or you may present yourself at the meeting along with such proof of ownership (such as a brokerage statement) as of the record date and picture identification.

What can I vote on?

•	The election of six directors to the Board of Directors of Symbol to serve for a term of one year;

•	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

•	The transaction of any other business that is properly brought before the meeting or any adjournments or postponements thereof.

How does the Board recommend I vote on the proposals?
      The Board recommends a vote:

•	FOR each of the nominees for the Board of Directors; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

May I change my vote?
      You can revoke your proxy at any time before it is voted by delivery of a properly completed and executed, later-dated proxy card or telephone or Internet vote or by voting in person by ballot at the 2005 Annual Meeting.

How many votes are required to hold a meeting?
      A quorum is necessary to hold a valid meeting of Stockholders. The presence, in person or by proxy, of Stockholders representing a majority of the shares of the Common Stock outstanding and entitled to vote constitutes a quorum. Shares represented by proxies that reflect abstentions or broker “non-votes” are counted as present and entitled to vote for determination of a quorum.
      An abstention is a properly executed proxy marked ABSTAIN for any matter. A broker “non-vote” occurs when you hold your shares in “street name” through a broker or other nominee and you do not give your broker or nominee instructions on how to vote on matters over which your broker or nominee does not have voting discretion. If you do not provide voting instructions, your shares may not be voted on these matters.

How many votes are required to pass a proposal?
      A favorable vote of a plurality of the shares present in person or represented by proxy and entitled to vote is required for the election of directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. Abstentions will not affect the election of nominees receiving a plurality of votes. Votes withheld and broker “non-votes” are not counted for purposes of electing directors.
      The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Abstentions and votes withheld will have the effect of a negative vote, while broker “non-votes” will be treated as not entitled to vote for purposes of determining the approval of these proposals and will not have any effect on the outcome of the vote.

How will voting on any other business be conducted?
      We do not know of any business or proposals to be considered at the 2005 Annual Meeting other than the items described in this Proxy Statement. If any other business is properly brought before the Annual Meeting or any adjournments or postponements thereof, the signed proxies received from you and other Stockholders give the proxies the authority to vote on the matter according to their judgment.

Who receives proxy materials?
      This Proxy Statement and enclosed proxy card are first being mailed to Stockholders on or about April 15, 2005. Each registered owner of Common Stock as of the close of business on March 28, 2005 is entitled to receive a copy of Symbol’s 2004 Annual Report on Form 10-K and to vote at the 2005 Annual Meeting.
      The Securities and Exchange Commission (the “SEC” or the “Commission”) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more Stockholders sharing the same address by delivering a single proxy statement addressed to those Stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for Stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple Stockholders sharing the same last name and address unless contrary instructions have been received from the affected Stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares. You can notify us by sending a written request to the address set forth below under “How can I contact Symbol to request materials or information referred to in these questions and answers?” If you revoke your consent, you will be sent separate copies of documents mailed within 30 days after receipt of your revocation.
      If you have not received the Company’s 2004 Annual Report on Form 10-K, please contact us as directed below under “How can I contact Symbol to request materials or information referred to in these questions and answers?” and we will send a copy without exhibits at no expense to you. Symbol will provide any exhibit requested upon payment of a specified reasonable fee limited to Symbol’s reasonable expenses in furnishing such exhibit.

May I inspect the Stockholder list?
      In accordance with Delaware law and the Company’s By-Laws, a list of Stockholders entitled to vote at the meeting will be available for examination by any Stockholder, for any purpose germane to the meeting, for 10 days prior to the meeting at the location of the Annual Meeting, Symbol’s World Headquarters, between the hours of 9:00 A.M. and 4:00 P.M., Eastern Standard Time.

Who bears the costs of soliciting proxies?
      Symbol pays the costs of soliciting proxies. We have also made arrangements with brokerage houses and other custodians, nominees and fiduciaries of shares to send proxy materials to Stockholders of record on March 28, 2005. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock as of the record date. Certain of Symbol’s officers and directors may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of proxies by the Company’s officers and directors. We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10004, to aid in the solicitation of proxies for the 2005 Annual Meeting. For these services, we will pay Innisfree a fee of $8,000 and reimburse it for certain out-of-pocket disbursements and expenses.

How can I contact Symbol to request materials or information referred to in these questions and answers?
      You may contact us:

•	By mail addressed to:

Symbol Technologies, Inc.
One Symbol Plaza
Mail Stop: A-4
Holtsville, NY 11742
Attention: Investor Relations;

•	By calling (631) 738-4104; or

•	By visiting our website at http://www.symbol.com/investors and clicking on “Info Request” and filling out the request form.

Stockholder Proposals and Nominations
      The deadline for eligible Stockholders to submit a proposal under Rule 14a-8 of the Commission’s proxy rules for inclusion in the Company’s proxy statement for the 2006 Annual Meeting is December 9, 2005. Any such proposals submitted under Rule 14a-8 must be received by the Company on or before that date. Please send proposals to the Secretary of the Company at the Company’s principal executive offices.
      In addition, eligible Stockholders may submit proposals for consideration at the 2005 Annual Meeting (aside from a Stockholder proposal under Rule 14a-8 to be included in the Company’s proxy statement, as discussed above) in accordance with the provisions of the Company’s By-Laws. If a Stockholder intends to submit a proposal in this manner, he or she must give the Company written notice containing the information specified in the Company’s By-Laws. Such written notice must be received by the Secretary of the Company at the Company’s principal executive offices not more than 120 days and not less than 90 days before May 9, 2006. For the 2006 Annual Meeting, such notice must be received between January 9, 2006 and February 8, 2006. If the date of the 2006 Annual Meeting is set for more than 30 days before or more than 60 days after May 9, 2006, notice by the Stockholder must be delivered not earlier than 120 days prior to the meeting and not later than the later of 90 days prior to the meeting or the 10th day following the date on which public disclosure of the date of the meeting is first made by the Company.
      Eligible Stockholders may also nominate persons for election to the Board of Directors at the 2006 Annual Meeting in accordance with the Company’s By-Laws. Stockholders who wish to make a nomination in this manner must give the Company written notice containing the information specified in the Company’s By-Laws. Such written notice must be received by the Secretary of the Company at the Company’s principal executive offices by the same deadlines set forth in the paragraph above regarding Stockholder proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth the beneficial ownership of the Common Stock as of February 15, 2005 by (i) those persons known by us to own beneficially more than 5% of the outstanding Common Stock; (ii) each current executive officer named in the Summary Compensation Table; (iii) each director; and (iv) all current directors and executive officers, as a group.

	Amount and Nature of		% of Common
Name of Individual or Identity of Group	Beneficial Ownership(1)		Stock(2)

FMR Corp.	32,220,852	(3)	13.390%
82 Devonshire Street
Boston, Massachusetts 02109
William R. Nuti	717,500	(4)	*
Todd A. Abbott	260,500	(5)	*
Mark T. Greenquist	239,500	(6)	*
John G. Bruno	224,500	(7)	*
Todd G. Hewlin	213,000	(8)	*
Salvatore Iannuzzi	60,000	(9)	*
Robert J. Chrenc	55,000	(10)	*
Melvin Yellin	55,000	(11)	*
Edward R. Kozel	50,000	(12)	*
George Samenuk	50,000	(13)	*
All current executive officers and directors as a group (consisting of 13 individuals)	2,244,750	(14)	*

*	Less than 1%.

(1)	The amounts shown are the number of shares of the Common Stock owned beneficially (as determined in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) as of February 15, 2005 (except for FMR Corp., where the amounts are as of December 31, 2004, as reported in FMR Corp.’s on Schedule 13G filed on February 14, 2005). The persons identified in this table have sole voting and investment power over the shares of the Common Stock stated above, except as stated otherwise in these footnotes. This chart was prepared from information the directors and executive officers have given to us and from publicly available documents filed or furnished to the SEC.

(2)	The percentages shown represent the percentages beneficially owned of the outstanding Common Stock as of February 15, 2005, except for FMR Corp., where the amounts are as of December 31, 2004.

(3)	All information regarding FMR Corp. and its affiliates is based on information disclosed in a Schedule 13G/ A filed by FMR Corp., Edward C. Johnson 3rd and Abigail P. Johnson on February 14, 2005 (“FMR Schedule 13G/ A”), which is the most recent filing by FMR Corp. on Schedule 13G. According to the FMR Schedule 13G/ A, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 26,226,766 shares and the sole power to vote or direct the vote of these 26,226,766 shares resides with Edward C. Johnson 3d, FMR Corp. and the Boards of Trustees of the various Fidelity funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 5,184,025 shares and the sole dispositive power and the sole power to vote or direct the vote of these 5,184,025 shares resides with Edward C. Johnson 3d and FMR Corp. Through Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., FMR owns 1,861 shares of Symbol. Fidelity International Limited (“FIL”) is the beneficial owner of 808,200 shares of Symbol. FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other entity within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other entity need not be aggregated for purposes of Section 13(d).

(4)	This number includes 522,500 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 195,000 restricted shares owned by Mr. Nuti.

(5)	This number includes 140,500 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 120,000 restricted shares owned by Mr. Abbott.

(6)	This number includes 167,500 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 72,000 restricted shares owned by Mr. Greenquist.

(7)	This number includes 119,500 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 105,000 restricted shares owned by Mr. Bruno.

(8)	This number includes 108,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 105,000 restricted shares owned by Mr. Hewlin.

(9)	This number includes 50,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 by Mr. Iannuzzi.

(10)	This number includes 50,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 by Mr. Chrenc.

(11)	This number includes 50,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 by Mr. Yellin.

(12)	This number includes 50,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 by Mr. Kozel.

(13)	This number includes 50,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 by Mr. Samenuk.

(14)	This number includes 1,483,750 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 741,000 restricted shares.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our directors and executive officers (as defined therein), and persons who beneficially own more than 10% of a registered class of Symbol’s equity securities, to file reports of holdings and transactions in Symbol’s equity securities and derivative securities with the Commission and the New York Stock Exchange (the “NYSE”) and to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms and amendments received by the Company, we believe that, during 2004, executive officers, directors and persons who beneficially own more than 10% of Symbol’s equity securities complied with all Section 16(a) filing requirements applicable to them, except for Mr. Greenquist, who was three days late in filing a Form 4 reporting options granted to him on January 7, 2004 by the Compensation Committee.

GOVERNANCE OF THE COMPANY

Who are the current members of the Board of Directors?
      The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board of Directors on which they serve, are identified below.

Nominating and
Corporate
	Audit	Compensation	Governance
	Committee	Committee	Committee

Robert Chrenc, Chairman	†	*	†

Salvatore Iannuzzi

Edward Kozel	‡	*

William R. Nuti

George Samenuk	*

Melvin A. Yellin	‡	†	*

*	Member.

†	Chair.

‡	Messrs. Kozel and Yellin were appointed to the Audit Committee on April 5, 2005 to serve with the other independent members of the Board of Directors until such time as additional independent members of the Board are elected and appointed to the Audit Committee.

What are the Board’s committees and what are their roles?
      The Board of Directors has standing Audit, Nominating and Corporate Governance and Compensation Committees.
      Audit Committee. The functions of the Audit Committee are described below under the heading “Report of the Audit Committee.” The charter of the Audit Committee is attached to this Proxy Statement as Annex I and is available on the Company’s Investor Relations website (http://www.symbol.com/investors). The Audit Committee met 20 times in person or telephonically during fiscal 2004.
      On December 15, 2003, Mr. Chrenc was appointed as a member of the Audit Committee and on February 9, 2004, he was named Chairman. On March 24, 2004, the Board appointed Messrs. Samenuk and Iannuzzi as members of the Audit Committee. On April 26, 2004, Dr. Bugliarello and Messrs. Guthart and Mallement resigned as members of the Audit Committee in connection with their retirement from the Board of Directors. On April 5, 2005, the Board appointed Messrs. Kozel and Yellin to the Audit Committee to serve with the other independent members of the Board of Directors until additional independent directors are elected to the Board and appointed to the Audit Committee. In the interim, the Audit Committee, currently comprised of all the independent directors of the Board, shall meet in executive session with the full Board. Mr. Iannuzzi resigned from the Audit Committee effective as of April 7, 2005. On April 11, 2005, Mr. Iannuzzi joined Symbol as its Senior Vice President, Chief Administrative and Control Officer.
      On February 9, 2004, the Board of Directors also formed the Risk Subcommittee of the Audit Committee. The purpose of the Risk Subcommittee of the Audit Committee is to work with the Company’s management to (a) regularly survey all areas of significant potential business and legal risk to the Company and (b) ensure that reasonable and prudent proactive mitigation strategies are in place and are executed effectively. It is the intention of the Board of Directors to populate the Risk Subcommittee of the Audit Committee upon the election of additional members to the Board of Directors. In the interim, management regularly reports to the entire Board of Directors with respect to potential business and legal risks and the execution of mitigation strategies.
      The Board of Directors has determined that all of the current members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and the Company’s

Corporate Governance Guidelines. The Board has determined that Mr. Chrenc is qualified as an independent Audit Committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring the implementation of the Company’s Corporate Governance Guidelines. In addition, this Committee develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee also supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. The charter of the Nominating and Corporate Governance Committee is available on the Company’s Investor Relations website (http://www.symbol.com/investors). The Committee met 10 times in person or telephonically during fiscal 2004.
      On January 15, 2004, the Board appointed Messrs. Iannuzzi and Yellin, as Chairman and member, respectively, to the Nominating and Corporate Governance Committee. On April 26, 2004, Messrs. Guthart and Mallement, retired from the Nominating and Corporate Governance Committee in connection with their retirement from the Board of Directors. On April 5, 2005, Mr. Iannuzzi resigned from the Nominating and Corporate Governance Committee and the Board appointed Mr. Chrenc as a member and Chairman of the Nominating and Corporate Governance Committee. On April 11, 2005, Mr. Iannuzzi joined Symbol as its Senior Vice President, Chief Administrative and Control Officer.
      The Board of Directors has determined that all of the current members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines.
      Compensation Committee. The function of the Compensation Committee is described in “Executive Compensation” below, under the heading “Report of the Compensation Committee.” The charter of the Compensation Committee is available on the Company’s Investor Relations website (http://www.symbol.com/investors). In fiscal 2004, the Compensation Committee met 18 times in person or telephonically.
      On January 19, 2004, Messrs. Yellin and Iannuzzi were appointed as members of the Compensation Committee and on February 9, 2004, Mr. Yellin was named Chairman. On April 26, 2004, Messrs. Guthart and Mallement, resigned as members of the Compensation Committee in connection with their retirement from the Board of Directors. On April 5, 2005, the Board appointed Mr. Chrenc as a member of the Compensation Committee. Mr. Iannuzzi resigned from the Compensation Committee effective as of April 7, 2005. On April 11, 2005, Mr. Iannuzzi joined Symbol as its Senior Vice President, Chief Administrative and Control Officer.
      The Board of Directors has determined that all of the current members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Guidelines.

Who is the Board’s chair?
      Salvatore Iannuzzi served as the non-executive Chairman of the Board of Directors from December 2003 through April 7, 2005. Effective as of April 7, 2005, Mr. Iannuzzi resigned as non-executive Chairman of the Board of Directors and Robert J. Chrenc was appointed the new non-executive Chairman of the Board. Mr. Chrenc will preside over all executive sessions of the non-management directors. On April 11, 2005, Mr. Iannuzzi joined Symbol as its Senior Vice President, Chief Administrative and Control Officer.

How does the Board select nominees for the Board?
      The Nominating and Corporate Governance Committee considers candidates for Board of Directors membership suggested by its members and other Board members, as well as by management and the Company’s Stockholders. As set forth in the Company’s Corporate Governance Guidelines, the Board’s Nominating and Corporate Governance Committee annually reviews with the Board the appropriate characteristics, skills and experience for the Board as a whole and its individual members, and recommends to the Board of Directors candidates for Board membership in accordance with the characteristics, skills and experience set forth by the Committee, the Corporate Governance Guidelines and the selection criteria outlined in the Committee’s charter. The Nominating and Corporate Governance Committee, in evaluating the suitability of individual candidates and recommending candidates to stand for election takes into account many factors, including a candidate’s ability to make independent analytical inquiries, general understanding of technology, manufacturing, marketing, finance and other elements relevant to the success of the Company in today’s business environment, as well as the candidate’s educational and professional background. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best advance the success of the Company and represent Stockholder interests through the exercise of sound judgment and calling upon the group’s diversity of experience in these various areas. In searching for qualified director candidates to stand for election to the Board and to fill vacancies on the Board, the Board solicits current directors for the names of potential qualified candidates and may ask directors to pursue their own business contacts for the names of potentially qualified candidates. In the past, the Nominating and Corporate Governance Committee used the services of search firms to search for qualified candidates and may use search firms or consult with outside advisors to assist in the search for qualified candidates in the future.
      In addition, the Nominating and Corporate Governance Committee will consider candidates proposed by Stockholders. Stockholders who wish to propose a candidate to the Nominating and Corporate Governance Committee must send written notice to the Committee containing all of the information relating to such proposed candidate as is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Exchange Act. Such written notice must be sent to the Nominating and Corporate Governance Committee, c/o the Secretary of the Company at the Company’s principal executive offices, generally not more than 120 days and not less than 90 days before the date of the next Annual Meeting. See “Stockholder Proposals and Nominations,” above. The Nominating and Corporate Governance Committee will use the same evaluation criteria in considering the suitability of Stockholder candidates as for candidates proposed by the Company, the Board of Directors or the Nominating and Corporate Governance Committee.
      Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes a determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee at the time of the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set forth in the Committee’s Charter and as set forth in the Company’s Corporate Governance Guidelines, including:

•	the prospective nominee’s personal and professional integrity, ethics and values;

•	the prospective nominee’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	the prospective nominee’s experience in Symbol’s industry and with relevant social policy concerns;

•	the prospective nominee’s experience as a board member of another publicly held company;

•	the nature of and time involved in a prospective nominee’s service on other boards and/or committees;

•	the prospective nominee’s academic expertise in an area of Symbol’s operations; and

•	the extent of the prospective nominee’s practical and mature business judgment.

      The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for business expertise in additional or different areas and the evaluations of other prospective nominees. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

How does the Board determine which directors are considered independent?
      The Board regularly reviews, and if necessary amends, the Company’s Corporate Governance Guidelines to ensure their compliance with SEC and NYSE regulations. Symbol’s Corporate Governance Guidelines meet or exceed the listing standards adopted by the NYSE. The full text of the Corporate Governance Guidelines can be found in the Investor Relations section of the Company’s website (http://www.symbol.com/investors). A copy may also be obtained upon written request from the Company’s Secretary.
      Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in March 2005. During this review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
      As a result of this review, the Board affirmatively determined that all of the directors nominated for election at the annual meeting are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines, with the exception of William Nuti and Salvatore Iannuzzi. Messrs. Nuti and Iannuzzi are considered inside directors because of their employment as President and Chief Executive Officer and Senior Vice President, Chief Administrative and Control Officer of the Company, respectively. Additionally, while Messrs. Nuti and Kozel were both previously employed by Cisco Systems, Inc., at no time during their respective periods of employment at Cisco did either Mr. Nuti or Mr. Kozel have a reporting relationship to the other. Accordingly, the Board determined that their sharing a former common employer did not impair Mr. Kozel’s independence from management of the Company.

How often did the Board meet during fiscal 2004?
      The Board met 23 times during fiscal 2004. Each director attended more than 90% of the aggregate total number of meetings held in 2004 by the Board and meetings of the Committees thereof on which he was a member. Under the Company’s Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending all meetings of the Stockholders of the Company, the Board and Committees of which he or she is a member. At Symbol’s 2004 Annual Meeting, all incumbent directors who were nominees for election to the Board were present. Dr. Bugliarello and Messrs. Guthart, Mallement, Martino and Simons, the five retiring directors who did not stand for re-election at the 2004 Annual Meeting, did not attend.

How are directors compensated?
      Base Compensation. Members of the Board of Directors who are not employees of Symbol are paid an annual retainer of $30,000. They also receive a fee of $2,000 for each Board of Directors meeting they attend. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee other than the chairman receive additional annual retainers in the amount of $25,000, $15,000 and $10,000, respectively. In addition, the chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance committee receive additional annual retainers in the total amount of

$40,000, $25,000 and $15,000, respectively. Committee members do not receive fees for attending committee meetings.
      Directors who are employees do not receive additional compensation for serving as directors or for attending Board of Directors or committee meetings. Symbol reimburses all directors for their expenses in connection with attending meetings of the Board of Directors or committees of the Board of Directors.
      Equity Compensation Awards. Directors are eligible to receive equity compensation awards, including option grants and shares of restricted stock, under our 2004 Equity Incentive Award Plan, which became effective in April 2004. See “Report of the Compensation Committee — Equity-Based Compensation.” In May 2004, we amended our 2004 Equity Incentive Award Plan to provide for formula-based equity compensation awards to our non-employee directors. Following the adoption of this amendment by the Compensation Committee, upon initial election or appointment to our Board of Directors each new non-employee director will be granted an option to purchase 25,000 shares of our stock and will be awarded 7,500 shares of restricted stock. In addition, each year continuing non-employee directors who have served for a period of at least 11 months will be granted an additional option to purchase 15,000 shares of our stock and will be awarded an additional 7,500 shares of restricted stock. Options granted to non-employee directors will have an exercise price equal to the fair market value of our stock on the date of grant and will have a maximum term of ten years. Options and restricted stock awards generally will be made to non-employee directors as of the date of each annual meeting of our Stockholders and, subject to the director’s service as a director, will vest as of January 1 of the calendar year immediately following the date of grant. As of the date of this proxy statement, none of our non-employee directors has received any of these formula-based options or restricted stock awards. However, in May 2004, Mr. Iannuzzi was awarded 10,000 shares of restricted stock, and Messrs. Yellin and Chrenc were each awarded 5,000 shares of restricted stock, under our 2004 Equity Incentive Award Plan. The restrictions with respect to such shares of restricted stock lapsed on January 1, 2005. These restricted stock awards were granted in recognition of significant contributions made by Messrs. Iannuzzi, Yellin and Chrenc during the period beginning in late 2003 and ending in May 2004 (and, in the case of Mr. Iannuzzi, to reflect his service as non-executive chairman of the board). Prior to the adoption of the 2004 Equity Incentive Award Plan, our directors who were not also our employees were eligible to receive stock option grants pursuant to two non-employee director option plans. No additional options may be granted under either of these two non-employee director option plans.
      The compensation of directors may be modified from time to time by the Compensation Committee of the Board of Directors if it determines such modification is necessary or appropriate in light of Symbol’s needs, best market practices or applicable legal and regulatory changes.

How do Stockholders communicate with the Board?
      Stockholders and other parties interested in communicating directly with the non-executive chairman, with the non-employee directors as a group or individual members of the Board may do so by writing to the person(s), c/o Peter M. Lieb, Senior Vice President, General Counsel & Secretary, Symbol Technologies, Inc., One Symbol Plaza, Holtsville, New York 11742-1300 or by visiting our website at http://www.symbol.com/investors, clicking on the “Email the Board” link and sending an email to the non-executive chairman, the non-employee directors as a group or individual members of the Board. Such communications will be distributed to specific director(s) as directed by the Stockholder in the email or, if addressed generally to the Board of Directors, to specific members of the Board of Directors as may be appropriate. For example, if a communication relates to accounting, internal accounting controls or auditing matters, unless otherwise specified, the communication will be forwarded to the Chairman of the Company’s Audit Committee.

Does the Company have a Code of Ethics?
      The Company has adopted a Statement of Corporate Policy and Code of Conduct which is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer and controller, as well as the directors. The Statement of Corporate Policy and Code of

Conduct is available on the Company’s Investor Relations website (http://www.symbol.com/investors). A copy may also be obtained upon written request from the Company’s Secretary at Symbol Technologies, Inc., One Symbol Plaza, Holtsville, New York 11742. The Company intends to post amendments to or waivers from its Statement of Corporate Policy and Code of Conduct (to the extent applicable to the Company’s chief executive officer, principal financial officer, principal accounting officer and controller or any director) at this location on its website.

REPORT OF THE COMPENSATION COMMITTEE
      The following Report of the Compensation Committee and the performance graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this report or the performance graph by reference therein.
      The Compensation Committee is responsible for setting and administering the Company’s policies that govern executive compensation and for establishing the compensation of the Company’s executive officers. The Compensation Committee consists of only non-employee directors who are “independent” within the meaning of the Company’s Corporate Governance Guidelines. On January 19, 2004, Messrs. Yellin and Iannuzzi were appointed as members of the Compensation Committee. On February 9, 2004, Mr. Yellin was named Chairman of the Compensation Committee. On March 24, 2004, Mr. Kozel was appointed a member of the Compensation Committee. On April 26, 2004, Messrs. Guthart and Mallement resigned as members of the Compensation Committee in connection with their retirement from the Board of Directors. The Compensation Committee operates under a charter approved by the Board on January 14, 2004, and amended on February 28, 2005, which is posted on the Company’s Investor Relations website (http://www.symbol.com/investors).
      The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for calendar year 2004.

2004 Compensation Committee Review
      In January 2004, the Compensation Committee began a comprehensive strategic and legal review of the Company’s compensation plans, programs and policies. The purpose of the review is to confirm that Symbol’s executive compensation programs remain aligned with the Compensation Committee’s overall goals of fostering a pay-for-performance corporate culture and enhancing Stockholder value by attracting, motivating and retaining key employees. To assist with the review, the Compensation Committee retained the compensation consulting firm of Pearl Meyer & Partners and the law firm of Latham & Watkins LLP (the Company’s primary outside counsel), which in connection with this review reported directly to the Compensation Committee.
      Pursuant to the review, the Compensation Committee has revised many of the Company’s compensation plans, programs, policies and agreements (several of which are described below in this Compensation Committee report) to appropriately reflect applicable legal standards and to incorporate the Compensation Committee’s determination of current best market practices. In particular, as a result of the review the Compensation Committee:

•	Developed and implemented the 2004 Equity Incentive Award Plan;

•	Developed and implemented the Senior Executive Bonus Plan;

•	Developed and implemented the 2004 Long Term Incentive Plan (which consists of performance-accelerated restricted stock awards granted to certain employees under the 2004 Equity Incentive Award Plan);

•	Completed an independent study of executive compensation as an initial step in the on-going review of executive compensation;

•	Approved a new employment agreement for William Nuti, Symbol’s current Chief Executive Officer, and a separation agreement for Richard Bravman, Symbol’s former Chief Executive Officer;

•	Oversaw the restructuring of compensation for the board of directors;

•	Adopted a new Compensation Committee Charter; and

•	Oversaw and approved Symbol’s global stock option award program.

      The Compensation Committee’s review of Symbol’s compensation practices is continuing, particularly with respect the Company’s supplemental executive retirement plan and non-qualified deferred compensation practices, which are described in more detail below. See “Non-Qualified Deferred Compensation” below. In addition, the Compensation Committee currently intends to adopt a Change in Control Policy that would be applicable to certain of Symbol’s senior executives. The Compensation Committee has not yet approved all of the material terms of such Policy.

Compensation Philosophy
      The general philosophy of the Compensation Committee is to provide executive compensation designed to attract and retain world-class talent in a highly competitive industry while at the same time delivering sustained value to our stockholders. In furtherance of these goals, the Company’s executive compensation programs are designed to link a meaningful portion of compensation “opportunity” to the performance of the Company and the executive, with an appropriate balance between retention and risk. The Company’s executive compensation programs comprise annual compensation, consisting of salary and bonus awards, long-term compensation, consisting of stock options and other equity-based compensation and executive benefits. Lastly, the Compensation Committee is committed to the concept of significant ownership of the Common Stock by executive officers.
      In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee also considers the compensation practices of companies that are of similar size to the Company as well as the compensation practices of companies providing similar services and products as the Company. The Company does not have a policy to predetermine specific compensation relative to the compensation paid by other companies.
      There are three primary types of compensation provided to the Company’s executive officers:

•	Annual compensation, which includes base salary intended to provide a stable annual salary at a level consistent with individual contributions, and annual performance bonuses intended to link officers’ compensation to the Company’s performance as well as the performance of the individual executive officer;

•	Long-term compensation, which includes stock options, restricted stock awards and other equity-based compensation intended to encourage actions to maximize Stockholder value; and

•	Executive benefits, provided to select participants and designed to provide benefits commensurate with the executive benefits programs generally provided at companies that are of similar size to the Company as well as those providing similar services and products to similar markets and customers.

Base Salary
      Consistent with the Company’s philosophy relative to salary, the Chief Executive Officer reviews data for executives in similar positions in comparable companies as provided by an independent consultant and compiled by the Company and recommends a specific salary for each executive officer (other than himself) to the Compensation Committee for its consideration and approval. In determining such salaries, the performance of each executive officer, his or her experience and the performance of the business unit for which he or she is responsible, as well as the performance of the Company as a whole, are all taken into account. Additionally, pursuant to the Compensation Committee Charter, adopted by the Board of Directors in January 2004 and amended in February 2005, the Compensation Committee reviews and approves, on an annual basis, the compensation of all executive officers, directors and other employees of the Company or its subsidiaries with a base salary of at least $250,000.

Annual Incentive
      In General. Except as otherwise described below for certain senior executives of Symbol, annual bonuses are payable to Symbol’s key employees pursuant to the Symbol Technologies, Inc. Executive Bonus

Plan (the “Executive Bonus Plan”). Pursuant to the Executive Bonus Plan, the Chief Executive Officer of the Company recommends to the Compensation Committee (i) the employees eligible for awards under the Executive Bonus Plan, (ii) the amount of the recommended award (by individual or class of individuals and stated as a dollar amount or a percentage of base salary), and (iii) any factors that should be considered by the Compensation Committee or the Board of Directors in connection with their consideration of the Chief Executive Officer’s recommendations (the “Recommendations”) in their determinations. The Compensation Committee considers the Recommendations and may approve the Recommendation with respect to any or all recommended employees, approve an award of a different amount for any or all recommended employees or deny awards to any or all recommended employees. Any awards approved by the Compensation Committee are then submitted to the Board of Directors for its consideration and approval. Awards are limited to a maximum of 200% of the employee’s base earnings for the plan year.
      Senior Executive Bonus Plan. In March 2004, the Compensation Committee recommended, the Board of Directors adopted and Stockholders subsequently approved, the amended and restated Executive Bonus Plan (the “Senior Executive Bonus Plan”). The Compensation Committee adopted the Senior Executive Bonus Plan in order to maximize the deductibility of bonuses payable to the Company’s senior executives for federal income tax purposes. Pursuant to the Senior Executive Bonus Plan, bonuses may be payable to Symbol’s chief executive officer and its four other most highly compensated executive officers upon the attainment of certain performance goals related to the Company’s net income, cash flow, earnings per share or other financial metrics determined by the Committee. Bonuses otherwise payable to any participant may be decreased (but not increased) by the Committee in its discretion. The maximum amount that may be paid under the Senior Executive Bonus Plan to an executive officer in any fiscal year is $6 million.

Long-Term Compensation
      The Compensation Committee is committed to developing long-term incentive programs for executive officers that promote the long-term growth of the Company. The Compensation Committee believes that proprietary interests in the Company attract, motivate and retain qualified and capable executives and promote continued long-term performance by executive officers. In connection with the Compensation Committee’s strategic review of existing equity compensation plans and arrangements, the Compensation Committee granted restricted stock awards to a select group of senior executives. Subject to the executive’s continued employment with Symbol, these restricted stock awards will vest on the fifth anniversary of the award date. However, these restricted stock awards are subject to accelerated vesting upon the attainment by Symbol of specified “return on net asset” targets.

Equity-Based Compensation
      In March 2004, the Compensation Committee recommended, the Board of Directors adopted and the Company’s Stockholders subsequently approved, the Symbol Technologies, Inc. 2004 Equity Incentive Award Plan (the “2004 Equity Plan”). The 2004 Equity Plan provides the Compensation Committee with the flexibility to grant various types of equity compensation awards, including stock options (both incentive stock options and non-qualified stock options), restricted stock awards, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards. The actual types of awards granted under the 2004 Equity Plan are determined by the Compensation Committee, taking into account factors such as the relative financial accounting impact of various types of awards, the potential Stockholder dilution impact of such awards and other factors determined appropriate by the Compensation Committee. All of the Company’s employees may participate in the 2004 Equity Plan (as well as the Company’s non-employee directors and certain consultants to the Company), subject to meeting standard eligibility requirements. Prior to the adoption of the 2004 Equity Plan, Symbol maintained several stock option plans, all of which are now frozen so that no additional options may be granted under these plans.

Non-Qualified Deferred Compensation
      In 2004, in connection with their strategic review of existing arrangements, the Compensation Committee completed a review the Company’s Executive Retirement Program (the “ERP”). As a result of this review, which included a study of competitive practice completed by Pearl Meyer and Partners, the Executive Retirement Program was amended, effective January 1, 2005, and participation for the current active participants was terminated immediately thereafter. At the same time, the Compensation Committee recommended the implementation of a non-qualified deferred compensation plan (the “DCP”). The Compensation Committee presently intends to adopt a DCP, one feature of which will provide for Company contributions to a participant’s account. Furthermore, the Compensation Committee presently intends to provide annual contributions to the DCP accounts of designated participants in an amount equal to a percent of annual cash compensation. Such amount will fluctuate based on Company performance as measured by the Company’s Executive Bonus Plan and, generally, one half of any such contribution will be deemed to be made in the Company’s Common Stock (the remaining portion to be available for investment in a range of choices at the executive’s discretion). Lastly, in respect of the accrued benefit obligation of the active former ERP participants, the Company has proposed awarding the former ERP participants a non-qualified stock option grant in an amount that is approximately equal to the accrued benefit obligation (determined using the Black Scholes method of valuation) as a means of fully satisfying any outstanding obligations from participation in the ERP.

Stock Ownership Guidelines
      In 2002, the Company adopted the 2002 Executive Stock Ownership and Retention Program which replaced a similar program that had been in existence since 1995. Under the Program, the Company has established for executive officers a stock ownership and option retention program that the Company administers. The Compensation Committee firmly believes that the long-term interests of the Company’s shareholders are best served when management maintains a significant, equity-based interest in the Company. The Company considers both vested, unexercised options and shares owned as meaningful expressions of such interest. The Company developed a program with target levels of equity interest for each executive officer. Under the program, without the Compensation Committee’s prior permission, if an executive has not attained the minimum requirements described below, his ability to exercise options or sell shares is limited. Executive officers must agree to participate in the program to be eligible to receive option awards after May 6, 2002. All current executive officers have agreed to participate in the program.
      The program limits the exercise of vested options unless the executive either (i) retains all shares acquired upon exercise (net of shares used to pay for the exercise price and minimum withholding taxes resulting from any exercise) or (ii) meets and will continue to meet the equity interest requirement described below after the exercise and sale of shares acquired upon exercise. The equity interest requirement provides that the combined value of the Common Stock and vested options held by the executive, each valued at the then current market price of the Common Stock, must be equal to or greater than a designated multiple of the executive’s annual base salary plus target bonus.
      If the equity interest requirement is satisfied, the program allows for the exercise of vested options within strict limits. Generally, at least 50% of the net after tax proceeds obtainable upon the exercise of any option (other than options awarded in connection with an executive’s initial hire or initial promotion to an executive officer position, or options already held by a person prior to such promotion) must be retained in the form of shares of the Common Stock unless and until the executive owns shares of Common Stock having a market value equal to a specified multiple of his base salary.

	Equity Interest	Share Ownership
Position	Requirement	Requirement

Chairman of the Board	7 times base salary	5 times base salary
plus target bonus
CEO/ COO	5 times base salary	3 times base salary
plus target bonus
Executive/ Senior Vice President	3 times base salary	2 times base salary
plus target bonus
Vice President	2 times base salary	1 times base salary
plus target bonus

Compensation of the Chief Executive Officer
      In General. The terms of William Nuti’s compensation are generally set forth in an Employment Agreement he entered into with Symbol in March 2004 in connection with his promotion to Chief Executive Officer. Mr. Nuti’s Employment Agreement provides for an annual base salary of $1,000,000. In addition, Mr. Nuti’s Employment Agreement provides for annual performance-based bonus awards and discretionary equity compensation awards that the Compensation Committee believes provide pay-for-performance incentives and link Mr. Nuti’s interests to those of Symbol and its Stockholders. Mr. Nuti’s Employment Agreement is described in more detail below in the section of this Proxy Statement entitled “Employment Agreements” below.
      Performance-Based Annual Bonus. Mr. Nuti was eligible to earn a 2004 performance-based bonus under the Senior Executive Bonus Plan if Symbol attained specified performance goals based upon performance criteria relating to the Company’s net income and customer satisfaction surveys results. Under the Senior Executive Bonus Plan, Mr. Nuti’s earned a performance based bonus for 2004 in an amount equal to $1,131,252 based on Symbol’s attainment of the specified performance goals.
      Option Grants. In February 2004, Mr. Nuti was granted an option to purchase 200,000 shares of the Common Stock at an exercise price of $16.89 per share (the fair market value per share of the Common Stock on the date the option was granted). This option was granted to Mr. Nuti in accordance with the regular annual option grants to key Symbol employees. The terms of this option are described in further detail in the table set forth below in this Proxy Statement entitled “Option Grants in Last Fiscal Year” and the footnotes to such table.
      Performance-Accelerated Restricted Stock Award. On May 13, 2004, Mr. Nuti was granted an award of 195,000 shares of restricted stock. These shares of restricted stock are subject to forfeiture if Mr. Nuti ceases to be an employee of Symbol prior to the date the restricted stock award vests and are subject to transfer restrictions prior to vesting. The restricted stock will vest on the fifth anniversary following the date of grant. This vesting is subject to acceleration upon the Company’s achievement of certain targets relating to “return on net assets” that are specified in Mr. Nuti’s restricted stock agreement. As of December 31, 2004, no portion of the restricted stock award had vested. As of the date of award, the estimated value of this restricted stock award was $2,731,950 (based upon the closing price of Symbol’s Common Stock of $14.01 on May 13, 2004 and without any discount for vesting requirements or lack of marketability).
      Based on Mr. Nuti’s demonstrated leadership, skills and contributions to the growth of the Company, the Compensation Committee believes that Mr. Nuti’s total compensation to him for fiscal year 2004 is reasonable and appropriate in light of the Company’s performance against established short- and long-term performance goals.

Internal Revenue Code Section 162(m)
      In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the Company’s executive officers, including the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the Stockholders of the Company and that meets certain other technical requirements. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Conclusion
      The Compensation Committee believes that the compensation policies and plans of the Company are generally properly integrated with the Company’s business plan and aligned with the best interests of the Company’s Stockholders. The Compensation Committee will continue to review and revise the Company’s compensation policies and plans in light of the Company’s needs, best market practices and legal and regulatory changes.

Melvin A. Yellin, Chairman
Salvatore Iannuzzi(†)
Edward R. Kozel

Compensation Committee Interlocks and Insider Participation
      The current Compensation Committee of our Board of Directors is composed entirely of independent directors. Messrs. Yellin, Kozel and Chrenc became members of this committee in January 2004, March 2004 and April 2005, respectively. During the last ten years, none of them has been an officer or employee of Symbol. Effective as of April 7, 2005, Mr. Iannuzzi resigned from the Compensation Committee. On April 11, 2005, Mr. Iannuzzi joined Symbol as its Senior Vice President, Chief Administrative and Control Officer.
      None of Symbol’s executive officers currently serves, or in the past has served, on the board of directors or Compensation Committee (or committee performing equivalent functions) of any other company that has or had one or more executive officers serving on Symbol’s Board of Directors or Compensation Committee.

   † The Compensation Committee authorized the inclusion of its report in this Proxy Statement on March 21, 2005. At that time, Mr. Iannuzzi was an independent director and member of the Compensation Committee. As disclosed elsewhere herein, Mr. Iannuzzi has since resigned as a member of the Compensation Committee and joined Symbol as its Senior Vice President, Chief Administrative and Control Officer.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
      The following summary compensation table sets forth information concerning total compensation earned or paid to (i) each individual who served as our Chief Executive Officer during 2004 and (ii) the four other most highly compensated executive officers of Symbol who served in such capacities as of December 31, 2004, in each case for services rendered to Symbol during each of the past three fiscal years.

		Annual Compensation					Long-Term Compensation

							Restricted	Securities	All Other
		Salary	Bonus		Other Annual		Stock Awards	Underlying	Compensation
Name and Principal Position	Year	($)	($)		Compensation		($)(a)	Options (#)	($)(b)

William R. Nuti	2004	1,000,002	1,131,252		75,003	(c)	—	200,000	6,150
President and Chief	2003	600,018	450,013				—	250,000	6,000
Executive Officer	2002	242,315	—				2,992,000 (d)	800,000	—
Todd A. Abbott	2004	394,624	421,754		28,475	(e)	—	80,000	3,942
Senior Vice President —	2003	362,237	271,678		321,728	(f)	—	50,000	—
Worldwide Operations	2002	48,462	48,462				—	300,000	—
Mark T. Greenquist	2004	465,005	225,237		21,328	(g)	—	75,000	6,000
Senior Vice President —	2003	363,849	136,443		7,415	(h)	—	400,000	6,000
Chief Financial Officer
John G. Bruno	2004	382,128	180,317		94,618	(i)	—	85,000	4,100
Senior Vice President —	2003	350,022	296,492	(j)	123,688	(k)	—	75,000	4,486
Corporate Development	2002	40,387	—		—		—	200,000	—
Todd G. Hewlin	2004	385,029	212,969		31,010	(l)	—	80,000	6,150
Senior Vice President —	2003	209,136	156,484	(m)	371,125	(n)	—	400,000	6,000
Global Products Group

(a)	Excludes the award of performance-based shares of restricted stock pursuant to the 2004 Equity Plan, which is reported separately in the table titled “Long-Term Incentive Plan — Awards in Last Fiscal Year,” below.

(b)	Represents matching contributions made to Symbol’s 401(k) plan.

(c)	Other annual compensation with respect to Mr. Nuti in 2004 includes (i) $43,610 for legal fees paid on his behalf in connection with the negotiation of his employment agreement and related matters; (ii) $4,637 for the personal use of an aircraft in which Symbol has purchased a fractional ownership interest (valued in accordance with Internal Revenue Code Section 61 and Treasury Regulation Section 1.61-21); (iii) $13,125 for an automobile allowance; and (iv) $13,631 for travel and related expenses of Mr. Nuti’s spouse in connection with Symbol’s annual sales incentive and executive leadership meeting.

(d)	In connection with his hiring in July 2002, Mr. Nuti received a grant of 400,000 fully-vested shares of Common Stock which had a closing market value on the date of grant equal to $2,992,000. Dividends were paid with respect to such shares to the extent dividends were otherwise paid with respect to shares of Common Stock. As of the date of grant, these shares of Common Stock were deemed to be “restricted securities” as the term is defined in Rule 144 promulgated pursuant to the Securities Act of 1933, as amended, and accordingly, Mr. Nuti’s ability to resell these shares was restricted by applicable federal securities laws. In connection with his employment agreement with Symbol, Mr. Nuti agreed not to resell or otherwise transfer these shares prior to August 1, 2004. On December 30, 2004, in accordance with a Rule 10b5-1 trading plan adopted by Mr. Nuti on August 31, 2004, Mr. Nuti sold all of these restricted shares at a selling price of $16.45 per share. As of December 30, 2004, the aggregate value of these shares was $6,580,000.

(e)	Other annual compensation with respect to Mr. Abbott in 2004 includes (i) $16,522 for an automobile allowance; and (ii) $11,953 for travel and related expenses of Mr. Abbott’s spouse in connection with Symbol’s annual sales incentive and executive leadership meeting.

(f)	Represents relocation expenses paid by Symbol in connection with Mr. Abbott’s relocation to the Long Island, New York region.

(g)	Other annual compensation with respect to Mr. Greenquist in 2004 includes (i) $14,278 for an automobile allowance; and (ii) $7,050 for travel and related expenses of Mr. Greenquist’s spouse in connection with Symbol’s annual sales incentive and executive leadership meeting.

(h)	Represents relocation expenses paid by Symbol in connection with Mr. Greenquist’s relocation to the Long Island, New York region.

(i)	Other annual compensation with respect to Mr. Bruno in 2004 includes (i) $60,579 in relocation expenses paid by Symbol; (ii) $16,673 for an automobile allowance; and (ii) $17,366 for travel and related expenses of Mr. Bruno’s spouse in connection with Symbol’s annual sales incentive and executive leadership meeting.

(j)	Includes $105,234 received as a signing bonus.

(k)	Includes $123,688 in relocation expenses paid by Symbol.

(l)	Other annual compensation with respect to Mr. Hewlin in 2004 includes (i) $13,555 for an automobile allowance; and (ii) $17,455 for travel and related expenses of Mr. Hewlin’s spouse in connection with Symbol’s annual sales incentive and executive leadership meeting.

(m)	Includes $78,058 received as a signing bonus.

(n)	Represents relocation expenses paid by Symbol in connection with Mr. Hewlin’s relocation to the Long Island, New York region.
OPTION GRANTS IN LAST FISCAL YEAR
      The following table shows all grants of stock options made to the individuals named above in the Summary Compensation Table during the fiscal year ended December 31, 2004. No stock appreciation rights were granted to such individuals in 2004.

	Individual Grants				Potential Realizable Value
					at Assumed Annual Rates
	Number of	% of Total			of Stock Price
	Securities	Options			Appreciation for Option
	Underlying	Granted to	Exercise		Term ($)(a)
	Options	Employees in	Price	Expiration
Name	Granted(b)	Fiscal Year	($/Share)	Date	5%	10%

William R. Nuti	200,000	2.74	16.89	02/8/14	2,124,406	5,383,662
Todd A. Abbott	80,000	1.10	16.89	02/8/14	849,762	2,153,465
Mark T. Greenquist	50,000	0.68	16.89	02/8/14	531,102	1,345,916
	25,000	0.34	18.40	01/6/14	289,292	733,122
John G. Bruno	75,000	1.03	16.89	02/8/14	796,652	2,018,873
	10,000	0.14	18.40	01/6/14	115,717	293,249
Todd G. Hewlin	80,000	1.10	16.89	02/8/14	849,762	2,153,465

(a)	Potential realizable value is net of exercise price, but before deduction of taxes associated with exercise. A 0% gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the SEC. These growth rates are not intended to forecast future appreciation, if any, in the price of our Common Stock.

(b)	Subject to the optionee’s continued employment with us, each option will become vested and exerciseable with respect to (i) 10% shares covered thereby on the first anniversary of the date of grant and (ii) an additional 15% of the shares covered thereby on each six month anniversary thereafter (until the option becomes fully vested and exercisable with respect to all shares covered thereby on the fourth anniversary of the date of grant).

OPTION EXERCISES AND FISCAL YEAR-END VALUES
      The following table shows information about unexercised options to purchase the Common Stock as of December 31, 2004 and the value realized upon the exercise of options in 2004 by the individuals named in the Summary Compensation Table. No stock appreciation rights were exercised by such individuals in 2004 or held by such individuals as of December 31, 2004.

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised		In-The-Money Options Held
	Shares		Options Held at		at December 31, 2004
	Acquired on		December 31, 2004		($)(a)
	Exercise in	Value
	2004	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William R. Nuti	—	—	382,500	867,500	2,749,000	4,513,000
Todd A. Abbott	—	—	132,500	297,500	962,600	1,538,200
Mark T. Greenquist	—	—	100,000	375,000	705,000	2,135,500
John G. Bruno	—	—	102,500	257,500	793,000	1,281,750
Todd G. Hewlin	—	—	100,000	380,000	328,000	1,016,800

(a)	Options were “in-the-money” as of December 31, 2004 if the market value of the Common Stock on that date exceeded the exercise price of the options. The amounts set forth represent the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 2004 ($17.30) and the exercise price payable for those shares.
LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR
      The following table sets forth information with respect to long-term incentive awards to the Company’s named executive officers during fiscal 2004.

		Performance or
	Number of Shares,	Other Period Until
	Units or Other	Maturation or	Value of Award on
Name	Rights (#)(a)	Payout(b)	date of Grant ($)(c)

William R. Nuti	195,000	May 13, 2009	2,731,950
Todd A. Abbott	120,000	May 13, 2009	1,681,200
Mark T. Greenquist	72,000	May 13, 2009	1,008,720
John G. Bruno	105,000	May 13, 2009	1,471,050
Todd G. Hewlin	105,000	May 13, 2009	1,471,050

(a)	These performance-based restricted stock awards were awarded on May 13, 2004 to the executive officers listed above under Symbol’s 2004 Equity Incentive Award Plan. Such shares of restricted stock are subject to forfeiture if the executive ceases to be an employee of Symbol prior to the date the restricted stock award vests and are subject to transfer restrictions prior to vesting.

(b)	The vesting of such restricted stock awards may be accelerated if Symbol attains specified “return on net asset” targets over a period of four consecutive fiscal quarters (provided that even if the specified return on net asset targets are attained, a portion of the restricted stock awards may not become vested until the first, second, third or fourth anniversary of the award date, respectively). To the extent not vested already, the restricted stock award will completely vest on the fifth anniversary of the grant date. As of December 31, 2004, no portion of the restricted stock awards had become vested. Restricted Stockholders are eligible to receive any dividends payable with respect to their shares of restricted stock, but any stock dividends will be deemed to be shares of restricted stock subject to the vesting provisions described above.

(c)	The figures set forth in the table represent the dollar value of these restricted stock awards based on the closing market price of Symbol’s Common Stock of $14.01 on May 13, 2004.

EMPLOYMENT AGREEMENTS
      William R. Nuti. In March 2004 we entered into a new employment agreement with Mr. Nuti, the initial term of which expires in July 2009 (subject to year-to-year extensions if neither party gives notice of its intention not to extend the term at least sixty days prior to the end of the then current term). Pursuant to the new agreement, Mr. Nuti will receive an annual base salary of $1,000,000. Mr. Nuti’s salary will be reviewed annually but may not be decreased. Mr. Nuti also participates in Symbol’s Executive Bonus Plan. The target amount of his annual bonus is 100% of his base salary and the maximum annual bonus that he may receive is 200% of his base salary. If Mr. Nuti’s employment is terminated during the term of his employment agreement for any reason (other than due to his death or disability, his termination by the Company for Cause (as defined in the employment agreement) or his voluntary resignation without Good Reason (as defined in the employment agreement)), Mr. Nuti will receive severance payments equal to 1.5 times the sum of (a) his then current annual base salary and (b) the greater of the bonus paid him in the fiscal year ending immediately prior to the date of termination or 50% of his target bonus for such year. If the Company does not extend the term of Mr. Nuti’s employment agreement, then Mr. Nuti will receive severance payments equal to the sum of (x) his then current annual base salary and (y) the greater of the bonus paid him in the fiscal year ending immediately prior to the date of termination or 50% of his target bonus for such year. If there is a Change in Control of the Company (as defined in the employment agreement) and Mr. Nuti’s employment is terminated without Cause or for Good Reason during the period beginning six months prior to the Change in Control and ending 18 months after the Change in Control, then Mr. Nuti will receive payments equal to three times the sum of (i) his then current annual base salary and (ii) the target bonus payable to him for the fiscal year ending immediately prior to the date of termination. If any payments made to Mr. Nuti in connection with a Change in Control are subject to an excise tax payable under Section 4999 of the Internal Revenue Code of 1986, as amended, then the Company will pay Mr. Nuti an additional “gross-up” payment sufficient to place Mr. Nuti in the same after-tax position as he would have been in had the excise tax not applied. The employment agreement also contains restrictive covenants preventing Mr. Nuti from competing with the Company or soliciting the Company’s employees, customers or suppliers for defined periods following the termination of his employment with the Company, requires him to maintain in perpetuity the confidential information of the Company, and prohibits him from intentionally disparaging the Company and its products, among other things. If Mr. Nuti violates any of these covenants, he will forfeit any severance payments not paid to him prior to such violation. The employment agreement that we entered into with Mr. Nuti in March 2004 superseded an employment agreement that we previously entered into with Mr. Nuti in July 2002 except that the provisions related to the grant of restricted stock to Mr. Nuti in connection with his original employment by Symbol (and limiting his ability to sell such shares prior to August 1, 2004) were incorporated into, and not superceded by, the March 2004 agreement. On December 30, 2004, in accordance with a Rule 10b5-1 trading plan adopted by Mr. Nuti on August 31, 2004, Mr. Nuti sold all of these restricted shares at a selling price of $16.45 per share.
AGREEMENTS WITH FORMER EXECUTIVES
      Richard Bravman. In a letter dated February 19, 2004 and countersigned by Mr. Bravman on March 1, 2004, we entered into an agreement with Mr. Bravman that provided for his continued employment by Symbol as a senior advisor to Mr. Nuti and the Board of Directors until July 15, 2004. This letter agreement augmented a prior employment agreement between us and Mr. Bravman pursuant to which Mr. Bravman had received an annual base salary of $750,000. Mr. Bravman was paid a base salary at an annual rate of $750,000 for his employment with Symbol through July 15, 2004 and was eligible to participate in all applicable employee benefits plans of Symbol through such date (except that Mr. Bravman was not eligible to receive any bonus for his services in 2004). Additionally, so long as Mr. Bravman entered into a waiver and release agreement with us, Mr. Bravman was entitled to receive all severance payments as set forth in his original employment agreement with Symbol (subject to adjustment for repayment of Mr. Bravman’s loans from Symbol). In July 2004, Mr. Bravman executed a release agreement and received a severance payment in the amount of $1,312,511, the full after-tax amount of which was applied to the repayment of Mr. Bravman’s loans from Symbol. As of the date of this prospectus, Mr. Bravman is entitled to receive one additional severance payment from Symbol in the amount of $1.5 million on July 15, 2005. Mr. Bravman is also entitled to continue to receive certain fringe benefits from Symbol (including life, health, disability insurance and the use of an automobile) until July 15, 2005.
      Jerome Swartz. On July 7, 2003, we entered into a separation, release and employment agreement with Dr. Swartz. Pursuant to this separation agreement, Dr. Swartz was employed as chief scientist emeritus until July 1, 2004, at a base salary of $1.00 for the term of his employment by Symbol. Dr. Swartz was not eligible to participate in Symbol’s Executive Bonus Plan. This separation agreement superseded an employment agreement in effect between us and Dr. Swartz through July 7, 2003, pursuant to which Dr. Swartz received an annual base salary of $1 million.
      On June 1, 2004, we entered into an agreement with Dr. Swartz for the mutual release of all claims, except claims arising from a breach of the securities fraud class action settlement agreement and for indemnification under our charter, by-laws and Delaware law. Pursuant to the settlement agreement, Dr. Swartz agreed to pay $14.1 million comprised of the following: (i) $4 million in cash to the class in settlement of the claims made against Dr. Swartz in the securities fraud class action lawsuits, (ii) $7.2 million in cash to Symbol and (iii) $2.9 million in cash or in the form of surrendered Symbol stock options to Symbol. In addition, Dr. Swartz has agreed not to make any claim against our insurance policies relating to any alleged financial fraud or accounting matters, and we will not incur any indemnification costs relating to any civil, administrative or criminal proceedings or investigations by any government agency unless such government agency is acting in the capacity of a shareholder. Any indemnity by Symbol to Dr. Swartz for attorneys’ fees and expenses incurred through June 1, 2004 relating to any alleged financial fraud or accounting matters is limited to $500,000 and all post-June 1, 2004 indemnity rights of Dr. Swartz relating to any alleged financial fraud or accounting matters is limited to $2.5 million.
      Leonard Goldner. On December 15, 2000, we entered into an employment agreement with Mr. Goldner that was scheduled to terminate on December 31, 2005. Mr. Goldner initially received an annual base salary of $415,800 which increased to $457,380 through 2001. His annual base salary was increased to $465,775 prior to his resignation as of June 30, 2003.
      On July 8, 2003, we entered into an interim resignation agreement with Mr. Goldner for his resignation effective June 30, 2003 that provides that, until a definitive agreement is negotiated between the parties with respect to the terms and conditions of his resignation, Symbol may engage Mr. Goldner as a legal consultant to Symbol, at a rate of $475 per hour, primarily in connection with our current and ongoing intellectual property litigation matters. Symbol may terminate this consulting arrangement at any time in its sole and absolute discretion. In this interim resignation agreement, neither Symbol nor Mr. Goldner waived any rights, remedies or claims against the other. On June 9, 2004, we entered into a tolling agreement with Mr. Goldner providing that for the nine month period beginning February 1, 2004 and ending November 1, 2004, neither party shall commence any action or assert any cross-claim or counterclaim against the other. On October 13, 2004, the parties entered into an agreement to extend the tolling period under the tolling agreement until November 1, 2005. Both parties have reserved all rights and claims against the other in connection with this agreement.
      Tomo Razmilovic. On July 1, 2000, we entered into an employment agreement with Mr. Razmilovic, one of our former Presidents, Chief Executive Officers and directors, that was scheduled to terminate on June 30, 2005. Under that agreement, Mr. Razmilovic received a base salary at an annual rate of $1 million until his resignation from Symbol, effective as of February 14, 2002.
      In February 2002, we entered into new agreements with Mr. Razmilovic that superseded and replaced the earlier agreement. The new agreements provided for:

•	the payment to Mr. Razmilovic of $5 million in March 2002;

•	the payment to Mr. Razmilovic of $2 million in May 2003; and

•	the termination and cancellation of 1,818,750 outstanding stock options previously granted to Mr. Razmilovic.
      The agreements provided for Mr. Razmilovic to remain as a full-time employee through May 6, 2002 at an annual salary of $1 million and then to be employed on a part-time and consulting basis for a period of five years beginning May 7, 2002. Pursuant to these agreements, Mr. Razmilovic was entitled to receive $200,000 per annum during this five year period and was to continue to participate in fringe benefit programs in effect as of February 14, 2002.
      On May 6, 2003, we entered into a tolling agreement with Mr. Razmilovic that suspended the obligations of both parties under the 2002 agreements for a period of 12 months beginning April 1, 2003 and ending March 31, 2004. Pursuant to the tolling agreement, the payment to Mr. Razmilovic of $2 million in May 2003 was not made by Symbol. On March 18, 2004, the parties entered into an agreement to extend the tolling period under the tolling agreement until December 31, 2004. In October 2004, Symbol determined that Mr. Razmilovic’s failure to disclose to Symbol, at the time of the negotiation of the 2002 agreements, the material facts concerning his involvement in fraudulent conduct during his tenure at Symbol constituted fraud in the inducement and renders the 2002 agreements voidable. As such, Symbol maintains that it has no further liability to Mr. Razmilovic with respect to the 2002 agreements.
EQUITY COMPENSATION PLANS
      We currently maintain the 2004 Equity Plan, the 2001 Non-Executive Stock Option Plan (the “2001 Plan”), the 1997 Employee Stock Option Plan (the “1997 Plan”), the 1991 Employee Stock Plan, the 1990 Non-Executive Stock Option Plan and two additional option plans for the benefit of our non-employee directors. As of December 31, 2004, the total number of options outstanding under all of Symbol’s option plans (including all director option plans) was 26,360,935. The weighted average exercise price of such options was $14.15 per share and the weighted average term to expiration was 6.9 years.
      In April 2004, Symbol adopted the 2004 Equity Plan in connection with which all existing Symbol stock option plans were amended to provide that no further options will be granted under Symbol’s other option plans. In May 2004, the Compensation Committee granted “performance vesting” restricted stock awards to certain senior executives of Symbol pursuant to the 2004 Equity Plan. The vesting of such restricted stock awards may be accelerated if Symbol attains specified “return on net asset” targets. Such restricted stock awards are intended to align the interests of such senior executives with the interests of Symbol’s Stockholders and to support the retention of such senior executives. Also in May 2004, we amended the 2004 Equity Plan to provide for formula-based equity compensation awards to our non-employee directors and we awarded shares of restricted stock to certain non-employee directors in recognition of their significant contributions to Symbol. See “Governance of the Company — How are directors compensated? — Equity Compensation Awards.”
      Options outstanding under the 2004 Equity Plan, the 2001 Plan and the 1997 Plan generally have a maximum term of 10 years and an exercise price equal to 100% of the fair market value of our Common Stock on the date of grant (as determined by the respective Plan). All options outstanding under the 2001 Plan and the options granted to non-executive officers and outstanding under the 1997 Plan generally become vested with respect to 20% of the shares covered thereby on the first anniversary of the date of grant and with respect to 10% of the shares covered thereby every six months thereafter. Options granted to executive officers and outstanding under the 1997 Plan generally become vested with respect to 10% of the shares covered thereby on the first anniversary of the date of grant and with respect to 15% of the shares covered thereby every six months thereafter.
EMPLOYEE STOCK PURCHASE PLAN
      We maintain the Symbol Technologies, Inc. Employee Stock Purchase Plan (the “ESPP”) for the benefit of our eligible employees. We originally adopted the ESPP in 1997. As of December 31, 2004, the total number of shares of Common Stock reserved and available for distribution under the ESPP is 1,634,695. As of June 30, 2003, due to our delinquency in filing our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 with the SEC, as required by the Exchange Act, we were deemed not to have an effective registration statement covering the purchases of shares by participating employees pursuant to the ESPP. As a result, we were not able to issue shares to participants with respect to the January 1, 2003 through June 30, 2003 payment period, nor were we permitted to conduct an open enrollment for new participants in the ESPP. As of December 31,

2003, we still were deemed not to have an effective registration statement covering the purchase of shares by participating employees pursuant to the ESPP, and as a result, effective January 1, 2004, we suspended the withholding of participant payroll deductions. On February 25, 2004, we filed the delinquent Quarterly Reports on Form 10-Q with the SEC, thereby curing the deficiency and causing the plan to once again satisfy the requirements of Section 423 of the Internal Revenue Code. Thereafter, the participants’ accumulated amounts for the extended payment period were used to purchase shares of stock at 85% of the closing price on January 1, 2003, which represented the lesser of the closing prices at the beginning and end of the extended payment period. As of July 1, 2004, eligible employees were again allowed to participate in the ESPP with respect to the payment period beginning July 1, 2004 and payroll deductions were resumed.
      Subject to the limits of the ESPP, eligible employees may purchase shares of our Common Stock as of the last day of each payment period. The ESPP provides for two payment periods each calendar year. The first payment period begins on January 1 and ends on June 30, and the second payment period begins on July 1 and ends on December 31. With respect to each payment period, the purchase price of shares of Common Stock under the ESPP will be the lesser of: (1) 85% of the fair market value of the shares on the first business day of the payment period; or (2) 85% of the fair market value of the shares on the last business day of the payment period. Employees pay for shares of stock purchased under the ESPP via payroll deductions in an amount designated by the employee, but not less than 2% or more than 10% of the employee’s base salary. The amounts so deducted are paid to us and the number of shares of Common Stock purchased by each participating employee are credited to an account established for the employee.
      The maximum number of shares that may be purchased by an employee in any payment period is 2,500. Also, no employee may receive an option under the ESPP that permits the employee’s right to purchase stock under the ESPP to accrue at a rate that exceeds $25,000 of stock (determined as of the first day of a payment period) in any calendar year.
      An employee’s continuing participation in the ESPP will terminate upon, and no additional purchases of Common Stock under the ESPP will be made on behalf of such employee following, the employee’s termination of employment. All amounts previously deducted via payroll deduction and held in the employee’s account at the time of termination of employment (less amounts previously used to purchase shares of Common Stock on behalf of the employee) will be refunded to the employee without interest.
      The ESPP is generally administered by our Board of Directors or a committee designated by our board to administer the ESPP. Our Board of Directors may amend, suspend or terminate the ESPP at any time. However, the ESPP may not be amended to increase the maximum number of shares of Common Stock subject to the ESPP or to change the designation or class of employees eligible to participate under the ESPP without approval of our Stockholders.
      On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment (“Statement 123(R)”), which is revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Based on the release of Statement 123(R), Symbol is currently considering amending the ESPP to conform with the requirements necessary to render the ESPP non-compensatory. These amendments may result in reducing the discount of the price of the shares purchased by employees in the ESPP from its current discount of 15% to a discount of 5% and eliminating the look-back period currently utilized to determine the price of the shares purchased. These changes will allow the ESPP to continue to be non-compensatory to Symbol.
401(K) PLAN
      Our U.S. employees are eligible to participate in a 401(k) defined contribution plan after 90 days of service. With some limitations, a participant may make pre-tax contributions to the plan. Except for participants over the age of 50, the maximum contribution a participant was allowed to make in 2004 was $13,000 and in 2005 is $14,000. Participants over the age of 50 were entitled to contribute a maximum of $16,000 in 2004 and will be entitled to contribute up to $18,000 in 2005. The plan matches 50% of up to 6% of eligible compensation contributed by each participant during each pay period. The employee’s contribution is vested immediately. Our contribution is 100% vested after one year of service. Amounts accumulated under the plan are normally paid to a participant on retirement or termination of employment. Payments depend on the following: the amounts contributed by the participant; the manner in which contributions have been invested; the amount of any prior withdrawal; and other factors as detailed in the plan.
EXECUTIVE RETIREMENT PLAN
      Our Executive Retirement Plan is a non-qualified deferred compensation plan for a select group of senior management employees. Effective as of January 1, 2005, this plan was amended to provide that certain of our current employees (including our named executive officers) ceased to be eligible to participate and receive benefits under this plan. This amendment does not, however, effect the rights of former employees or others who have accrued and vested benefits under this plan. We currently intend to adopt a non-qualified account balance deferred compensation plan in which our named executive officers will be eligible to participate. The following table illustrates the estimated annual retirement benefits payable under the Executive Retirement Plan to a participant at specified average compensation levels and years of service.
PENSION PLAN TABLE

	Years of Service

3-Year Average Annual Compensation	5	10	15

$ 400,000	$100,000	$200,000	$200,000
800,000	200,000	400,000	400,000
1,200,000	300,000	600,000	600,000
1,600,000	400,000	800,000	800,000
2,000,000	500,000	1,000,000	1,000,000
2,400,000	600,000	1,200,000	1,200,000
      As described above, none of our named executive officers participates in our Executive Retirement Plan. Benefits under the Executive Retirement Plan are not offset for Social Security benefits. Benefits payable under the Executive Retirement Plan will be reduced by the value of any retirement income of the participant attributable to contributions by us to any qualified pension plan adopted by us (excluding our 401(k) plan).
      Under the Executive Retirement Plan, the maximum cumulative benefit a participant may be paid is the participant’s average compensation (base salary plus accrued bonus) for the three highest fiscal years in the five-year period immediately prior to the date the participant is no longer a plan participant multiplied by five (“Benefit Ceiling Amount”). After five successive years of participation in the Executive Retirement Plan, a participant is entitled to 50% of the Benefit Ceiling Amount. After each additional full year of participation in the Executive Retirement Plan up to five additional years of participation, a participant is entitled to an additional 10% of the Benefit Ceiling Amount. Benefits are normally payable in equal monthly installments over a 10-year period after retirement, beginning after the participant attains age 65 or age 60 with at least 15 years of credited service. Participants with more than 10 years of credited service will receive 12 equal monthly installments for each full year of creditable service above 10 years, with a maximum of five additional years of service. Upon death or disability, payment is accelerated and made in a lump sum but the amount is reduced to the then present value of the benefit payments which would have been made under the normal mode of payment.

EQUITY COMPENSATION PLAN INFORMATION
(AS OF DECEMBER 31, 2004 AND MARCH 28, 2005)

(C)
					(B)		Number of Securities
	(A)				Weighted-Average		Remaining Available for Future
	Number of Securities to Be				Exercise Price of		Issuance Under Equity
	Issued Upon Exercise of				Outstanding		Compensation Plans
	Outstanding Options, Warrants				Options, Warrants		(Excluding Securities Reflected
	and Rights				and Rights		in Column (A))

Plan Category	12/31/04		3/28/05		12/31/04	3/28/05	12/31/04		3/28/05

Equity compensation plans approved by security holders(a)	10,188,235		16,008,368		$13.78	$15.19	18,031,898	(d)	12,504,435	(e)
Equity compensation Plans not approved by security holders(b)	15,513,722		14,579,362		$15.43	$15.56	0		0

Total(*)	26,360,935	(c)	30,849,458	(c)	$14.84	$15.44	18,031,898		12,504,435

*	These amounts include stock options that Symbol assumed under the 1990 Employee and 1990 Non-Employee Stock Option plans of Telxon Corporation, pursuant to which such stock options are exercisable for 658,978 and 261,728 shares of Common Stock effective December 31, 2004 and March 28, 2005, respectively. These options have a weighted average exercise price of $17.46 and $23.95 per share as of December 31, 2004 and March 28, 2005, respectively. No awards have been made under these plans since their assumption by Symbol.

(a)	Approved Plans: 1991 Employee Stock Plan, 1994 Directors’ Stock Option Plan, 1997 Employee Stock Option Plan, 1997 Employee Stock Purchase Plan, 2000 Directors’ Stock Option Plan, the 2002 Directors’ Stock Option Plan and the 2004 Equity Incentive Award Plan.

(b)	Non-Approved Plans: 1990 Non-Executive Stock Option Plan and 2001 Non-Executive Stock Option Plan.

(c)	The weighted average term for these options is 6.9 years.

(d)	Of these shares, 1,804,575 shares remain available for purchase under the 1997 Employee Stock Purchase Plan.

(e)	Of these shares, 1,634,695 shares remain available for purchase under the 1997 Employee Stock Purchase Plan.
      Under the 1990 Non-Executive Stock Option Plan, the Compensation Committee of the Board of Directors was permitted to grant options to key employees of Symbol and its subsidiaries, other than executive officers, with similar terms and vesting periods as those contained in the 2001 Plan. The 1990 Non-Executive Stock Option Plan terminated on April 30, 2003.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION
      The following chart shows a comparison of the yearly performance change in an investment of $100 in the Common Stock compared to an investment of $100 in the Standard & Poor’s Composite 500 Stock Index and the Standard & Poor’s Information Technology Index for a five year period beginning January 1, 1999 and ending December 31, 2004. The chart assumes that all dividends will be reinvested.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SYMBOL TECHNOLOGIES, INC., THE S & P 500 INDEX
AND THE S & P INFORMATION TECHNOLOGY INDEX
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SYMBOL, THE S&P 500 INDEX AND THE S&P INFORMATION
TECHNOLOGY INDEX

	12/99	12/00	12/01	12/02	12/03	12/04
SYMBOL	100.00	84.99	56.30	29.20	60.10	61.65
S&P 500	100.00	90.89	80.09	62.39	80.29	89.02
S&P INFORMATION TECHNOLOGY	100.00	59.10	43.81	27.42	40.37	41.40

*	$100 invested on December 31, 1999 in stock or index, including reinvestment of all dividends. Fiscal year ending December 31.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      In 2000, we entered into a new employment agreement with Raymond Martino, a then-current member of our Board of Directors and a former President, that terminated on February 15, 2005. He was employed as a part-time consultant, assisting the non-executive chairman of the Board of Directors and the CEO and President. In 2004, Mr. Martino received $100,000 pursuant to his agreement.
      Raymond Martino’s son, Raymond Martino, Jr., is employed by us as Vice President — Technical Strategy. Mr. Martino, Jr.’s base compensation for fiscal year 2004 was $231,338. His compensation is not subject to approval by the Board of Directors. On February 9, 2004, Mr. Martino, Jr. was awarded options under our 2001 Plan to purchase 10,000 shares of our Common Stock at an exercise price of $16.89 per share, which was the closing price of our Common Stock on the NYSE on the date the options were granted. Twenty percent of these options vest on February 9, 2005 and 10% vest on August 9, 2005 and each of the seven next consecutive six-month anniversary dates of that date.
      In January 2003, we loaned $500,000, interest free, to John Bruno, our current Senior Vice President — Corporate Development, who, at such time, was not an “executive officer” as such term is used in the Sarbanes-Oxley Act of 2002 or an “officer” as such term is defined in Rule 16a-1(f) of the Exchange Act and for purposes of Section 16(a) of the Exchange Act. As of March 1, 2004, this loan was repaid in full by Mr. Bruno. On March 10, 2004, the Board of Directors appointed Mr. Bruno an executive officer of Symbol.
      We loaned $1 million to Mr. Bravman in February 2002 and $500,000 in October 1999. These loans to Mr. Bravman were made prior to the adoption of the Sarbanes-Oxley Act and thus were “grandfathered” and not subject to the prohibition against loans to an “executive officer” as such term is used in the Sarbanes-Oxley Act. Mr. Bravman repaid these loans in full in July 2004, as required by the letter agreement Mr. Bravman entered into with us in connection with his termination of employment. See “Executive Compensation — Agreements with Former Executives — Richard Bravman.”
      As disclosed previously, we have entered into an employment agreement with Mr. Nuti, who also serves as a Director. See “Executive Compensation — Employment Agreements — William R. Nuti.”
      In addition, effective as of April 7, 2005, Salvatore Iannuzzi resigned as Symbol’s non-executive Chairman of the Board of Directors. On April 11, 2005, Mr. Iannuzzi joined Symbol as its Senior Vice President, Chief Administrative and Control Officer. For 2005, Mr. Iannuzzi will receive a base salary of $450,000 and a signing bonus of $500,000, payable in equal quarterly installments. Mr. Iannuzzi will also be eligible to participate in the Senior Executive Bonus Plan. Additionally, the Compensation Committee, at its next regularly scheduled meeting, will award Mr. Iannuzzi options to purchase 500,000 shares of our Common Stock at an exercise price equal to the fair market value of our Common Stock on the NYSE on the date the options are granted (as determined by the 2004 Equity Plan) and 100,000 shares of restricted stock.
      Both Messrs. Nuti and Iannuzzi are nominees for election to the Board and do not serve on any Board committees in accordance with our Corporate Governance Guidelines and NYSE rules. Messrs. Nuti and Iannuzzi will not receive compensation for their Board service except for reimbursement of reasonable expenses incurred in connection with their attendance at Board meetings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.
      The Audit Committee of the Board of Symbol was composed of at least three independent directors during fiscal year 2004. Mr. Chrenc was appointed Chairman of the Audit Committee on February 9, 2004. Messrs. Iannuzzi and Samenuk were appointed as members of the Audit Committee on March 24, 2004. On April 26, 2004, Dr. Bugliarello and Messrs. Guthart and Mallement, resigned as members of the Audit Committee in connection with their retirement from the Board of Directors. The Audit Committee operates under a charter approved by the Board on February 9, 2004, and amended on December 20, 2004, which is attached as Annex I to this Proxy Statement and is posted on our website.
      As more fully described in its charter, the Audit Committee reviews Symbol’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and internal control over financial reporting. Symbol’s independent registered public accounting firm, Ernst & Young LLP, are responsible for (1) performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) to obtain reasonable assurance that Symbol’s consolidated financial statements are free from material misstatement and for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States, and (2) performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) to obtain reasonable assurance that management’s assessment that Symbol maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects and to obtain reasonable assurance that Symbol maintained effective internal control over financial reporting as of December 31, 2004, in all material respects. The internal auditor is responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine from time to time.
      The Audit Committee of Symbol hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements and management’s report on internal control over financial reporting with Symbol’s management.

2. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 (Audit Committee Communications).

3. The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with Ernst & Young LLP their independence and considered whether the provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of Symbol, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in Symbol’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Commission.

Robert J. Chrenc, Chairman
Salvatore Iannuzzi †
George Samenuk

†	The Audit Committee authorized the inclusion of its report in this Proxy Statement on March 21, 2005. At that time, Mr. Iannuzzi was an independent director and member of the Audit Committee. As disclosed elsewhere herein, Mr. Iannuzzi has since resigned as a member of the Audit Committee and joined Symbol as its Senior Vice President, Chief Administrative and Control Officer.

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL 2004 AND 2003
      The aggregate fees to the Company for each of the last two fiscal years for professional services rendered by the Company’s principal accounting firm, Ernst & Young LLP and Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) as of and for the fiscal years ended December 31, 2004 and 2003, respectively, are set forth in the table below. All such fees were approved, or pre-approved as the case may be, by our Audit Committee as discussed under “Pre-Approval Policies and Procedures” below.

	2004	2003

Audit Fees(1)	$4,594,000	$3,367,000
Audit-Related Fees(2)	$49,000	$9,911,000
Tax Fees(3)	$189,000	$637,000
All Other Fees(4)	$—	$30,000

Total	$4,832,000	$13,945,000

(1)	Audit fees represent the aggregate fees incurred for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports, and services in connection with statutory and regulatory filings engagements for those fiscal years. Audit fees for fiscal 2004 also include $1,131,000 of fees associated with Ernst & Young LLP’s assessment of the Company’s internal control over financial reporting.

(2)	Audit-related fees represent the aggregate fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” For 2004, these services include assurance services for pension plan audits. For 2003, these services include audit services rendered in connection with the restatement of the Company’s selected financial data for 1998, 1999, 2000 and 2001, financial statements for the years ended December 31, 2000 and 2001, unaudited selected quarterly information for each of the four quarters of 2001 and the first three quarters of 2002 and Sarbanes-Oxley Act planning.

(3)	Tax fees represent the aggregate fees billed for professional services for tax compliance, tax advice and tax planning. Fees for tax services billed in 2004, subsequent to Ernst & Young LLP being appointed our principal accounting firm, were $189,000, all of which were pre-approved by the Audit Committee. The Audit Committee was presented with a detailed list of services prior to when they were performed, including a general tax planning approval of $50,000. Fees for tax services billed in 2003 consisted of $163,000 for tax compliance and $474,000 for tax planning and advice, all of which were approved by the Audit Committee. With respect to services rendered after May 6, 2003, the Audit Committee was presented with a detailed list of services prior to when they were performed. Projects during 2003 were approved on an item-by-item basis, although approval was also granted for $50,000 of various worldwide tax audit, tax compliance and tax planning projects and/or questions that may arise in connection therewith.

(4)	All other fees represent the aggregate fees billed for products and services that are not included in the “Audit fees,” “Audit-related fees” and “Tax fees” sections, including fees paid to the Deloitte Entities in connection with expert witness services provided in the Telxon litigation to which the Company is a party (disclosure on which litigation is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “2003 Form 10-K”). See “Item 3. Legal Proceedings — Securities Litigation Matters — In re Telxon Corporation Securities Litigation” of the 2003 Form 10-K).

PRE-APPROVAL POLICIES AND PROCEDURES
      The Audit Committee has adopted a policy that, as of May 6, 2003, requires the pre-approval of audit and non-audit services rendered by the independent registered public accounting firm. For audit services, the Company’s independent registered public accounting firm will be required to provide the Audit Committee with an audit services plan during the third quarter of each fiscal year outlining the scope of the audit services proposed to be performed for the fiscal year and the fees therefor, which plan must be formally accepted by the Audit Committee. For non-audit services, Company management will submit to the Audit Committee for approval from time-to-time during the fiscal year the list of non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the current and subsequent fiscal years, together with a budget therefor. Company management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. The Audit Committee will approve both the list of permissible non-audit services and the budget for such services. The Audit Committee delegates to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Audit Committee at a subsequent Audit Committee meeting.
      Other than the Telxon expert witness fees described in footnote 4 to the immediately preceding table, all audit and non-audit services rendered by our independent registered public accounting firm prior to May 6, 2003 were approved by the Audit Committee. As of May 6, 2003, all audit and non-audit services rendered by the independent registered public accounting firm were pre-approved by the Audit Committee in accordance with the Audit Committee policy.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, subject to ratification by Stockholder vote. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2004 are described under “Fees to Independent Registered Public Accounting Firm for Fiscal 2004 and 2003” above. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above.
      As disclosed in previous filings with the SEC, including our Proxy Statement in connection with our 2004 Annual Meeting, on March 25, 2004, the Audit Committee approved the appointment of Ernst & Young LLP as Symbol’s independent registered public accounting firm and the dismissal of Deloitte & Touche LLP (“Deloitte & Touche”), which had previously served in this capacity. On April 26, 2004, the appointment of Ernst & Young LLP was approved and ratified by Stockholder vote.
      During the years ended December 31, 2003 and 2002 and the subsequent interim period through March 25, 2004, Symbol did not consult with Ernst & Young LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Symbol’s consolidated financial statements, or any matter that was the subject of disagreement or a reportable event as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.
      The audit reports of Deloitte & Touche on Symbol’s consolidated financial statements for the years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte & Touche’s audit report on Symbol’s consolidated financial statements for such years included an explanatory paragraph relating to the change in method of accounting in 2002 for goodwill and other intangibles to conform to Statement of Financial Accounting Standards (Statement) No. 142, “Goodwill and Other Intangible Assets.”
      During the fiscal years ended December 31, 2003 and 2002 and the subsequent interim period through March 25, 2004, there were no disagreements between Symbol and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with their reports, except that, subsequent to the issuance of Symbol’s 2002 consolidated financial statements, Deloitte & Touche advised Symbol that it believed that the accounting treatment afforded to an available for sale security for which an other than temporary impairment charge was recorded in the second quarter of 2002 should be revised. Deloitte & Touche advised Symbol that it believed that an other than temporary impairment of such investment should have been recognized in 2001. Symbol disagreed with Deloitte & Touche’s conclusions with respect to this matter. This accounting matter was resolved, Symbol revised the accounting treatment for this investment and reissued its 2002 financial statements in an amended filing of its 2002 Annual Report on Form 10-K/ A (Amendment No. 1) on February 25, 2004.
      During the two fiscal years ended December 31, 2003 and 2002 and the subsequent interim period through March 25, 2004, Deloitte & Touche reported to Symbol’s Audit Committee that Deloitte & Touche considered matters involving Symbol’s internal controls and their operation to be material weaknesses as follows:

(1) In connection with its audit of the consolidated financial statements of Symbol for the fiscal year ended December 31, 2002, Deloitte & Touche reported to the Audit Committee the following material weaknesses:

•	decentralized accounting structure for operations in the United States;

•	inadequate policies and processes for identifying complex non-standard transactions, including restructurings and acquisitions;

•	inadequate hiring of qualified and experienced personnel;

•	inadequate training and supervision of personnel;

•	inadequate systems and systems interfaces;

•	errors related to the processing of stock option exercises;

•	errors related to the timing and amount of revenue recognized;

•	errors in the timing and recording of certain reserves, including excess and obsolete inventory;

•	inadequate support and approval for numerous manual journal entries; and

•	informal and inconsistent policies and procedures related to account reconciliations.

(2) In connection with its audit of the consolidated financial statements of Symbol for the fiscal year ended December 31, 2003, Deloitte & Touche reported that a material weakness existed related to the manner in which Symbol processes transactions to record revenue. Additionally, Deloitte & Touche reported that deficiencies existed relating to the adequacy and timeliness of account reconciliations, formalized worldwide policies and procedures and the amount of manual journal entries required to record transactions.
      Symbol authorized Deloitte & Touche to respond fully to inquiries of Ernst & Young LLP concerning the reportable events discussed above.
      Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu and their respective affiliates may continue to be engaged by Symbol or its subsidiaries in non-audit capacities now or in the future.
*     *     *
      It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope or provide your instructions by telephone or via the Internet as promptly as possible.

By Order of the Board of Directors,

Peter M. Lieb
Secretary
Dated: April 11, 2005
Holtsville, New York

THE PROPOSALS
PROPOSAL 1.
ELECTION OF DIRECTORS
NOMINEES FOR ELECTION
      Directors serve one-year terms and are elected annually. The current term of office of all of the Company’s directors expires at the 2005 Annual Meeting. The Board proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to be named and to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The following information is supplied about the nominees for election as directors of the Company:

ROBERT J. CHRENC Director since 2003 and Chairman of the Board of Directors since 2005 Age: 60	Mr. Chrenc was elected a director by the Board on December 15, 2003 and appointed non-executive Chairman of the Board of Directors effective as of April 7, 2005. Mr. Chrenc was Executive Vice President and Chief Administrative Officer at ACNielsen, a leading provider of marketing information based on measurement and analysis of marketplace dynamics and consumer attitudes and behavior, from February 2001 until his retirement in December 2001. From June 1996 to February 2001, he served as ACNielsen’s Executive Vice President and Chief Financial Officer.

SALVATORE IANNUZZI Senior Vice President and Chief Accounting Controls Officer Director since 2003 Age: 51	Mr. Iannuzzi was elected a director by the Board on December 15, 2003 and served as non-executive Chairman of the Board of Directors from December 30, 2003 until April 7, 2005. Mr. Iannuzzi resigned as non- executive Chairman of the Board of Directors effective as of April 7, 2005. On April 11, 2005, Mr. Iannuzzi joined Symbol as its Senior Vice President, Chief Administrative and Control Officer. From March 2004 to April 2005, Mr. Iannuzzi was an independent consultant. He was employed as the Chief Administrative Officer of CIBC World Markets, Inc. from June 2000 to March 2004. From 1982 to 2000, he held several senior positions at Bankers Trust Company/ Deutsche Bank, including senior control officer and head of corporate compliance.

EDWARD R. KOZEL Director since 2004 Age: 49	Mr. Kozel was elected a director by the Board on March 10, 2004. Mr. Kozel is currently an independent consultant. From January 2004 to February 2005, he served as a managing director of Integrated Finance, Ltd., a strategic advisory firm. He was the managing member of Open Range Ventures, a venture capital firm, from November 1999 until December 2003. From 1989 to 1997, he worked at Cisco Systems, Inc. where he held a variety of senior executive roles, including Senior Vice President Business Development, Chief Technology Officer, and as a member of the Board of Directors from 1996 to 2002. Mr. Kozel also serves on the boards of directors of Reuters Group PLC (where he is a member of the Remuneration Committee) and Yahoo!, Inc. (where he serves as Chairman of the Audit Committee). At no time during their respective periods of employment with Cisco did either Mr. Kozel or Mr. Nuti report to the other.

WILLIAM R. NUTI President and Chief Executive Officer Director since 2003 Age: 41	Mr. Nuti was appointed President and Chief Operating Executive Officer of Symbol on August 1, 2002 and was appointed President, Chief Executive Officer and director on December 30, 2003. Mr. Nuti joined Symbol from Cisco Systems, Inc., where he was senior vice president of U.S. Theatre and Worldwide Service Provider Operations, responsible for Cisco’s field operations, systems engineering, professional services and marketing for the global service provider arena. In his 10-year career at Cisco, Mr. Nuti served as president of Europe, the Middle East and Africa (“EMEA”) operations, president for the Cisco Asia Pacific region and various sales management positions.

GEORGE SAMENUK Director since 2004 Age: 49	Mr. Samenuk was elected a director by the Board on March 10, 2004. Mr. Samenuk has served as chief executive officer and a director of McAfee, Inc. (formerly Network Associates, Inc.) since January 2001. In April 2001, Mr. Samenuk was named Chairman of the Board of McAfee. From January 2000 to January 2001, Mr. Samenuk served as President and Chief Executive Officer of TradeOut, Inc., a private online exchange company. From April 1999 to January 2000, Mr. Samenuk served as General Manager, Americas at IBM Corporation. From August 1996 to April 1999, Mr. Samenuk was General Manager, ASEAN/ South Asia at IBM Corporation. From January 2001 to September 2002, Mr. Samenuk served as a director of McAfee.com Corporation, including serving as the chairman of its board from March 2001 until September 2002, when Network Associates purchased the minority interest in McAfee.com Corporation.

MELVIN A. YELLIN Director since 2003 Age: 62	Mr. Yellin was elected a director by the Board on December 15, 2003. Mr. Yellin has been the president of Stone Point Corporation since July 2003. Stone Point Corporation concentrates primarily on risk management and corporate governance issues. From 1999 to 2003, Mr. Yellin was of counsel to Skadden Arps Slate Meagher & Flom LLP. Prior to that, Mr. Yellin served as Executive Vice President and General Counsel of Bankers Trust Company. In 2002, Mr. Yellin served as chairman and president of the New York Metropolitan Chapter of the National Association of Corporate Directors and has been a frequent lecturer for The Conference Board on governance issues.
      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF
THE PERSONS NOMINATED BY THE BOARD.

PROPOSAL 2.
RATIFICATION OF APPOINTMENT OF CERTIFIED INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, subject to ratification by the Stockholders.
      As disclosed in previous filings with the SEC, including the Proxy Statement in connection with our 2004 Annual Meeting, on March 25, 2004, Deloitte & Touche LLP, the Company’s then current independent auditor, was dismissed and Ernst & Young LLP was appointed as the Company’s independent registered public accounting firm for fiscal year 2004, subject to ratification of such appointment by the Company’s Stockholders.
      The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement at the meeting if they so desire and will be available to respond to appropriate questions raised orally by Stockholders.
      The Board of Directors has put this proposal before the Stockholders because the Board believes that seeking Stockholder ratification of the selection of the independent financial registered public accounting firm is good corporate practice. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the Stockholders’ vote in determining whether to continue Ernst & Young LLP’s engagement.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
ERNST & YOUNG LLP AS THE COMPANY’S CERTIFIED INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

ANNEX I
AUDIT COMMITTEE CHARTER
of the Audit Committee
of SYMBOL TECHNOLOGIES, INC.
      This Audit Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Symbol Technologies, Inc. (the “Company”) on February 9, 2004 and amended as of December 20, 2004.

I.	Purpose
      The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.
      In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.
      The Committee’s responsibility is limited to oversight. Although the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations. These are the responsibilities of management, the internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the independent auditor.
      Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.	Membership
      The Committee shall consist of no fewer than three directors, as determined by the Board. Each Committee member shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the SEC or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

      Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3(b)(1). No Committee member may simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.
      The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

III.	Meetings and Procedures
      The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s certificate of incorporation or bylaws that are applicable to the Committee.
      The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems necessary or desirable. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.
      All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.
      The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary, desirable or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
      The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.	Powers and Responsibilities

Interaction with the Independent Auditor
      1. Appointment and Oversight. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.
      2. Pre-Approval of Services. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.
      3. Independence of Independent Auditor. The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

(i) The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

(ii) The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1 (as may be modified or supplemented from time to time), and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

(iii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

(iv) The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

(v) The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit
      4. Meetings with Management, the Independent Auditor and the Internal Auditor.
      (i) The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.
      (ii) The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements; and (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

      (iii) The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      5. Separate Meetings with the Independent Auditor.
      (i) The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.
      (ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.
      (iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.
      6. Recommendation to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements
      7. Meetings with Management, the Independent Auditor and the Internal Auditor. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Audit
      8. Reporting Structure and Appointment. The Head of Internal Audit functionally reports to the Audit Committee to ensure independence, as well as to provide direct board level insight into the adequacy of internal control functions of the Company. The Committee shall approve the appointment of and have the power to replace the internal auditor.
      9. Separate Meetings with the Internal Auditor. The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities
      10. The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.
      11. The Committee shall discuss with management and the independent auditor any related-party transactions brought to the Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.
      12. The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.
      13. The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.
      14. The Committee shall request assurances from management, the independent auditor and the Company’s internal auditors that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.
      15. The Committee shall discuss with management the Company’s policies and guidelines with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.
      16. The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.
      17. The Committee shall cause to be established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also cause to be established procedures for the confidential and anonymous submission of information, written or oral, by employees regarding questionable accounting or auditing matters.
      18. The Committee shall discuss any disclosures made to the Committee by the Company’s Chief Executive Officer or Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q regarding: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls identified to the independent auditor; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
      19. If reported to the Committee by any attorney employed by or performing legal services for the Company, the Committee shall consider any evidence of a material violation of securities law or breach of fiduciary duty or similar violation by the Company or any agent of the Company.
      20. The Committee shall read management’s report (as and when it is legally required in the Company’s Annual Report on Form 10-K) assessing the effectiveness of the internal control structure and procedures of the Company for financial reporting and shall discuss with the independent auditor such auditor’s attestation to and report on management’s report.
      21. The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

      22. The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.
      23. The Committee may, in its discretion, utilize the services of the Company’s general counsel and regular outside corporate legal counsel with respect to legal matters or, at its discretion, retain (and determine the appropriate funding for) other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances. Furthermore, the Committee may, in its discretion, retain (and determine the appropriate funding for) any other experts or advisors (financial or otherwise) as the Committee determines are necessary or appropriate under the circumstances.
      24. The Committee, in its discretion, may conduct or authorize investigations into any matters within the scope of its responsibilities.
      25. The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.
      26. The Committee shall review and reassess this Charter at least once each calendar year and submit any recommended changes to the Board for its consideration.

V.	Disclosure of Charter
      This Charter shall be made available on the Company’s website at “www.symbol.com” and to any stockholder who otherwise requests a copy. The Company’s Annual Report to Stockholders shall state the foregoing.

VOTE BY TELEPHONE, THE INTERNET OR BY MAIL
24 HOURS A DAY, 7 DAYS A WEEK

Telephone	Internet	Mail
1-866-814-2810	https://www.proxyvotenow.com/sbl

Use any touch-tone telephone to vote. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

CALL TOLL-FREE TO VOTE	CONTROL NUMBER FOR
TELEPHONE OR INTERNET VOTING

1-866-814-2810

ADMISSION TICKET

SYMBOL TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 9, 2005 — 10:00 A.M. local time

One Symbol Plaza
Holtsville, New York

If you plan to attend the Annual Meeting please mark the notification box on the bottom portion of this card.

     You must present this portion of the card in order to be admitted to the Symbol Technologies, Inc. Annual Meeting of Stockholders on May 9, 2005. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE)

SYMBOL TECHNOLOGIES, INC.

PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF SYMBOL TECHNOLOGIES, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2005.

     The undersigned stockholder of Symbol Technologies, Inc. hereby appoints WILLIAM R. NUTI and PETER M. LIEB, and each of them, proxies, with full power of substitution in each, to vote all of the shares of Symbol Technologies, Inc. Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on May 9, 2005 and at any adjournments or postponements thereof, as indicated on the reverse side, and in their discretion upon any other business that may properly come before the meeting or at any adjournments or postponements thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2 and will grant discretionary authority pursuant to Item 3. The undersigned acknowledges receipt of the accompanying Proxy Statement dated April 8, 2005.

Comments / Address Change:

If you have written in the above space, please mark the comments notification box on the reverse side

SYMBOL TECHNOLOGIES, INC.
P.O. Box 11095
New York, NY 10203-0095

(Continued, and to be signed and dated on the reverse side.)

DETACH PROXY CARD HERE IF YOU ARE NOT
VOTING BY TELEPHONE OR INTERNET

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEMS 1 AND 2.

(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE —
VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.)

1.	Election of Six Directors

Nominees:	(01) Robert J. Chrenc
(02) Salvatore Iannuzzi
(03) Edward R. Kozel
(04) William R. Nuti
(05) George Samenuk
(06) Melvin A. Yellin

For All Nominees

Withhold Authority for all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, MARK THE “FOR ALL EXCEPT” BOX AND WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED BELOW.)

     For All Except*

*Exceptions:

2.  The ratification of the appointment of Ernst & Young LLP as the
     Company’s independent registered public accounting firm for fiscal year 2005.

FOR                      AGAINST                      ABSTAIN

3.	In their discretion, the proxies are authorized to vote for the election of such substitute nominee(s) for directors as such proxies may select in the event any nominee(s) named in this proxy become unable to serve, and upon any other business which may properly come before the 2005 Annual Meeting or any adjournments or postponements thereof.

THIS PROXY WILL REVOKE ALL PRIOR
PROXIES SIGNED BY YOU.

Address Change and/or Comments Mark Here

HOUSEHOLDING ELECTION —
Please indicate if you consent to receive certain future investor communications in a single package per household
Yes                    No

Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign. Joint owners must each sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Dated:

Signatures:

Signatures: